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                                  Exhibit 10.76



May 4, 2000



Mr. Mark Newman
6603A Santa Isabel St.
Carlsbad, CA 92009

Dear Mark,

This letter defines the benefits to which you will be entitled upon termination of your employment with Epimmune Inc. (the "Company") under the circumstances described in this Agreement.

We agree that you are employed by the Company as an "at-will" employee and that either you or the Company has the right at any time to terminate your employment with the Company, with or without cause or advance notice, for any reason or for no reason.

For purposes of this Agreement, the following terms will have the meanings set forth below:

        "BASE SALARY" means your salary (excluding bonus, any other incentive or other payments and stock option exercises) paid by the Company in consideration for your service during the 12 months prior to the termination of your employment which is includable in your gross income for federal income tax purposes or which would have been includable in gross income except for an election either under Section 125 or 402(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or under the terms of a nonqualified deferred compensation arrangement sponsored by the Company.

        "BENEFIT" means any payment received or to be received by you pursuant to this Agreement.

        "CAUSE" means (i) your material breach of any provision of this Agreement; or (ii) your engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of any confidential information agreement or nonsolicitation agreement between you and the Company; or (iii) your commission of any fraud against the Company; or
        (iv) your intentional improper use or appropriation for your personal use or benefit of any funds or properties of the Company not authorized by the Board of Directors of the Company or an authorized committee of such Board of Directors to be so used or appropriated; or (v) your conviction of any crime involving dishonesty or moral turpitude.

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Mr. Mark Newman
May 4, 2000
Page 2



        "CHANGE IN CONTROL" of the Company will be deemed to have occurred if and when (i) any person or entity (other than the Company) or group of persons and/or entities acting in concert acquires, directly or indirectly, beneficial ownership of more than 50% of the outstanding shares of voting stock of the Company; or (ii) the Company is a participant in a merger or consolidation in which it does not survive as an independent company; or (iii) the business or businesses of the Company for which your services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company.

        "COMPANY" for the purposes of this Agreement shall include the Company's successor if a Change in Control occurs.

        "EXCISE TAX" means the excise tax imposed by Section 4999 of the Code.

        "GOOD REASON" means (i) reduction of your rate of compensation as in effect immediately prior to the effective date of this Agreement; or
        (ii) the Company's failure to provide to you a package of welfare benefit plans which, taken as a whole, provide substantially similar benefits to those in which you are entitled to participate immediately prior to the occurrence of the termination of your employment (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect your participation or reduce your benefits under any of such plans; or (iii) a change in your responsibilities, authority, title or office resulting in diminution of your position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by the Company promptly after written notice thereof is given by you; or (iv) a request that you relocate to a worksite that is more than 35 miles from your prior worksite, unless you accept such relocation opportunity; or (v) a material reduction in your duties; or (vi) a failure or refusal of a successor to the Company to assume the Company's obligations under this Agreement; or (vii) a material breach by the Company or any successor to the Company of any of the material provisions of this Agreement.

Although the Company has no policy or procedure for providing severance benefits, in exchange for the promises and covenants set forth herein, and in consideration thereof, the Company agrees that if, within 365 days following the occurrence of a Change in Control, your employment is terminated without Cause by the Company or you terminate your employment for Good Reason, then upon your furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A) ("Release") and subject to your ongoing obligations under the Company's Proprietary Information and Inventions Agreement, (1) within 30 days of the Effective Date of the Release you will receive a lump-sum payment equal to six

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Mr. Mark Newman
May 4, 2000
Page 3



months of Base Salary subject to any applicable withholding of federal, state or local taxes and (2) the vesting of any stock option granted to you for Company common stock and the time during which such stock option may be exercised immediately will be accelerated as to 50% of the then unvested stock options, such that you will have the right to immediately exercise such stock options on the date of termination.

If any Benefit received or to be received by you pursuant to this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Code and but for this paragraph be subject to the Excise Tax, then, upon written request to the Company by you, such Benefit shall be reduced to the extent necessary so that no portion of the Benefit would be subject to the Excise Tax, as determined in good faith by the Company; provided, however, that if, in the absence of any such reduction (or after such reduction), you believe that the Benefit or any portion thereof (as reduced, if applicable) would be subject to the Excise Tax, the Benefit shall be reduced (or further reduced) to the extent determined by you in your discretion so that the Excise Tax would not apply. Your determination of any required reduction pursuant to this paragraph shall be conclusive and binding on the Company. If, notwithstanding any such reduction (or in the absence of such reduction), the Internal Revenue Service determines that you are liable for the Excise Tax as a result of the Benefit, you shall be obligated to return to the Company, within 30 days of such determination by the Internal Revenue Service, a portion of the Benefit sufficient such that none of the Benefit retained by you constitutes a "parachute payment" within the meaning of Code Section 280G that is subject to the Excise Tax (the "Repayment Amount"). The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to the Benefit (after taking into account the payment of the Excise Tax imposed on such Benefit) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to the Benefit shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Benefit. If the Excise Tax is not eliminated pursuant to your compliance with this paragraph, you agree to pay the Excise Tax.

This Agreement may be changed or terminated only upon the mutual written consent of the Company and you. Nothing in this Agreement will prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which you may otherwise qualify, nor will anything herein limit or otherwise affect such rights as you may have under any stock option or other agreements with the Company.

If either party hereto brings any action to enforce such party's rights hereunder, the prevailing party in any such action will be entitled to recover such party's reasonable attorneys' fees and costs incurred in connection with such action.

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Mr. Mark Newman
May 4, 2000
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This Agreement constitutes the entire agreement between you and the Company regarding the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

Very truly yours,



Deborah A. Schueren
President and CEO

DAS/dw


Agreed and Accepted:

   /s/ Mark Newman
-----------------------------------
Mark Newman

Dated:      May 6           , 2000
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                                    EXHIBIT A
                          RELEASE AND WAIVER OF CLAIMS


        In exchange for consideration provided to me in the Agreement to which this form is attached, I hereby furnish Epimmune Inc. (the "Company") with the following release and waiver.

        I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (ADEA), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation (other than the obligations under the Agreement.)

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.



        Dated:                               By:
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